Exhibit 99.1
CONCHO RESOURCES INC. ANNOUNCES THE APPOINTMENT OF MATT G. HYDE
AS VICE PRESIDENT — EXPLORATION
MIDLAND, Texas, May 23, 2008 (Business Wire) — Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today announced that Matthew G. Hyde was appointed Vice President— Exploration by its Board of Directors on May 21, 2008.
Prior to joining Concho, Mr. Hyde was employed by Occidental Petroleum for over 25 years in a variety of capacities, including his last position as the Asset Manager of Oxy Permian’s South Permian asset. Mr. Hyde’s 27 years in the industry includes international and domestic senior management and exploration experience. Mr. Hyde holds a M.B.A. from UCLA, a M.S. from the University of Massachusetts and a B.A. from the University of Vermont.
With respect to the appointment, Timothy A. Leach, Concho’s Chairman and CEO, commented, “We are very pleased that Matt has joined our management team. Matt’s background and experience complement our management team exceptionally well; his technical background and knowledge base position him well to make significant contributions to our future success.”
About Concho Resources Inc.
Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties. The Company’s conventional operations are primarily focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of unconventional emerging resource plays.
Contact:
Concho Resources Inc.
Jack Harper (432) 683-7443
Vice President — Capital Markets and Business Development